Exhibit 99.1

NEWS RELEASE

CONTACT:

Brendan Harrington, Interim Chief Executive Officer

(716) 887-7244

CTG ANNOUNCES THE DEATH OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

JAMES R. BOLDT

BUFFALO, N.Y. — October 14, 2014 — CTG (NASDAQ: CTG), an information technology (IT) staffing and solutions company, today announced the unexpected death of its Chairman and Chief Executive Officer James R. Boldt on October 13, 2014. CTG’s board of directors has appointed Brendan M. Harrington, CTG’s Chief Financial Officer, to serve as the Company’s Interim Chief Executive Officer. The Company’s board also named Daniel J. Sullivan, the board’s lead director and the former President and Chief Executive Officer of FedEx Ground, as CTG’s Non-executive Chairman. The appointments were made in accordance with the Company’s existing succession plan.

Mr. Sullivan commented, “It is with great sadness that we announce the passing of CTG’s Chairman and Chief Executive Officer Jim Boldt. Over his nearly 20 years of service to CTG, Jim led the Company with great dedication and skill, first as Chief Financial Officer and then as the Company’s Chairman and CEO since 2001. On behalf of everyone in the CTG family, we extend our deepest sympathy to Jim’s family.”

Mr. Sullivan added, “Brendan Harrington worked side by side with Jim for nearly ten years as CTG’s Chief Financial Officer, making him well prepared to take on the role of Interim Chief Executive Officer. CTG is financially strong and has significant depth at the senior management level, with each of the business unit leaders having served in their current roles for several years. CTG’s directors who have executive leadership experience at large companies are also ready to assist Brendan in whatever capacity he asks in assuming leadership of the Company during this difficult transition period.”

Mr. Harrington was named Senior Vice President and Chief Financial Officer in 2006 and oversees all financial operations for the Company, as well as several administrative functions. He joined CTG in 1994 and served in a number of managerial financial positions in the Company’s corporate and European operations before being appointed Corporate Controller in 2005. Prior to joining the Company, Mr. Harrington was employed by PriceWaterhouseCoopers from 1988 to 1994. Mr. Harrington is a Certified Public Accountant and holds a Bachelor of Science degree in accounting from Canisius College of Buffalo, New York.

Mr. Sullivan has been a Director of CTG since 2002 and was most recently the President and Chief Executive Officer of FedEx Ground, a wholly owned subsidiary of FedEx Corporation, from 1998 until 2007. From 1996 to 1998, Mr. Sullivan was the Chairman, President and Chief Executive Officer of Caliber System. In 1995, Mr. Sullivan was the Chairman, President and Chief Executive Officer of Roadway Services. Mr. Sullivan is a member of the Board of Directors and the Non-executive Chairman of Schneider National, Inc. (Green Bay, Wisconsin), Pike Electric, Inc. (Mount Airy, North Carolina, a New York Stock Exchange listed company), and The Medical University of South Carolina Foundation.

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, technology services, energy, and financial services. As a leading provider of IT and business solutions to the healthcare market, CTG helps healthcare institutions, physician practice groups, payers, and related organizations achieve clinical and financial goals. CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by nearly 50 years of experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG operates in North America and Western Europe. CTG posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2013 Form 10-K, which is incorporated by reference and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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